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                                                                     Exhibit 2.4

                           FANTOM TECHNOLOGIES INC.

                DEFERRED SHARE UNIT PLAN FOR OUTSIDE DIRECTORS


1.   Purposes of the Plan
     --------------------

     The principal purposes of the Fantom Technologies Inc. Deferred Share Unit Plan for Outside Directors are to promote a proprietary interest in the Corporation among Outside Directors, to attract and retain Outside Directors and to provide an incentive to Outside Directors who are in a position to contribute to the long-term growth and success of the Corporation.

2.   Definitions and Interpretation
     ------------------------------

2.1  In and for the purposes of the Plan:

     "Board" means the board of directors of the Corporation, and reference to any action taken by the Board means action taken by them by resolution as a Board;

     "Common Share" means the common shares in the capital of the Corporation as constituted at the Effective Date, or any shares or securities into which such shares may have been changed, reclassified, subdivided, consolidated or converted;

     "Corporation" means Fantom Technologies Inc. and any continuing corporation resulting from the amalgamation of it and any other corporation or resulting from any other form of corporate reorganization;

     "Deferred Share Unit" means a bookkeeping entry, equivalent in value to a Common Share, credited to the account of an Outside Director in accordance with the provisions hereof;

     "Director's Base Compensation" means the minimum amount of cash compensation which, but for this Plan, would be payable by the Corporation to an Outside Director in respect of his services as a director; for greater certainty, "Director's Base Compensation" shall exclude any amounts payable for attendance at meetings of the Board or a committee thereof, for acting as chair of the Board or a committee thereof or for other services provided in respect of the business of the Corporation, and shall further exclude any amounts paid or reimbursed to the Outside Director in respect of expenses incurred by him;

     "Effective Date" shall mean the effective date of the Plan set out in section 3 hereof;

     "Fair Market Value" of a Common Share on any date means the closing board lot sale price per share of Common Shares on the Toronto Stock Exchange on the trading day prior to such date, provided that if there was not a board lot sale thereon on such day then the immediately preceding board lot sale price per share on such Exchange, provided that if there has not been a board lot sale on the Toronto Stock Exchange within a period of two trading days prior thereto then the average of the mean between the bid and ask
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     prices per share for the Common Shares on such Exchange on each of the five trading days prior to such date;

     "Fiscal Quarter" means each three month period ending on a Reference Date within a fiscal year of the Corporation;

     "Outside Director" means an individual who is a member of the Board but is not a full-time employee of the Corporation or any subsidiary of the Corporation;

     "Plan" means this Fantom Technologies Inc. Deferred Share Unit Plan for Outside Directors;

     "Reference Date" shall be, unless otherwise determined by the Board, the last day of each of September, December, March and June;

     "Settlement Date" shall have the meaning set out in section 10 hereof;

     "subsidiary" has the meaning ascribed in the Securities Act (Ontario), as the same may be amended or re-enacted from time to time; and

     "Termination" in respect of an Outside Director means the earliest date on which both of the following conditions are satisfied:

     (i) the Outside Director has ceased to be a director of the Corporation by reason of his death or retirement or loss of office as a director; and

     (ii) he is neither an employee nor a member of the board of directors of the Corporation or of any person related to the Corporation for the purposes of the Income Tax Act (Canada).


2.2 The masculine gender shall include the feminine gender and the singular shall include the plural and vice versa, unless the context otherwise requires.

3.   Effective Date
     --------------

     The Plan shall be effective on and as of August 17, 2000.

4.   Participation in the Plan
     -------------------------

     All Outside Directors may participate in the Plan and enjoy the benefits of the Plan as set out below from the Effective Date, or, for an Outside Director elected or appointed to the Board after the Effective Date, from the date of his election or appointment.

5.   Administration
     --------------

     The Plan shall be administered by the Board, which shall have full authority to interpret the Plan, to establish, amend and rescind rules and regulations with regard thereto, and to make all other determinations necessary for its administration. The Board may correct any
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defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems necessary or desirable. Any decision of the Board in the interpretation, construction and administration of the Plan, or any action, all as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned for all purposes. Notwithstanding the foregoing, all actions of the Board shall be such that the Plan continuously meets the conditions of paragraph 6801(d) of the Regulations under the Income Tax Act (Canada).

6.   Deferral of All or a Portion of Outside Director's Base Compensation
     --------------------------------------------------------------------

     Each Outside Director may elect to receive, at his sole discretion, a portion of his Director's Base Compensation in respect of any Fiscal Quarter in the form of Deferred Share Units. An Outside Director wishing to receive a portion of his Director's Base Compensation for a Fiscal Quarter in the form of Deferred Share Units must complete a written election to such effect (including without limitation specifying the applicable portion) and must deliver such election to the Treasurer of the Corporation not less than 30 days prior to the commencement of such Fiscal Quarter. An election made in accordance with the foregoing shall apply to the Director's Base Compensation that is earned commencing with the first Fiscal Quarter commencing after the election is duly made in accordance with the foregoing and in each Fiscal Quarter thereafter until such election is changed by a further written election changing the portion of his Director's Base Compensation to be received in the form of Deferred Share Units provided that, in order to be effective, any such election changing the portion must be received by the Treasurer of the Corporation not less than 30 days prior to the commencement of the Fiscal Quarter in which the change is to take effect. For greater certainty, the portion chosen in any written election may be 0% or 100% or any integral percentage in between. Unless and until an election is made by an Outside Director in accordance with the foregoing, such Outside Director shall be deemed to have elected to be paid his Director's Base Compensation entirely in cash.

7.   Credit of Deferred Share Units
     -------------------------------

     Deferred Share Units will be credited as of each Reference Date to an account maintained for each Outside Director on the books of the Corporation. The number of Deferred Share Units (including fractional Deferred Share Units) to be credited to the account of an Outside Director as of each Reference Date shall be determined by dividing:

  (i) the portion of the Director's Base Compensation payable to the Outside Director in respect of the Fiscal Quarter ending on the Reference Date which is to be paid in Deferred Share Units,

       by


  (ii) the Fair Market Value of a Common Share on the Reference Date.

8.   Dividend Equivalents
     --------------------
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     Each Outside Director's account shall from time to time be credited with additional Deferred Share Units (including fractional Deferred Share Units), the number of which shall be determined by dividing:

  (i) the product obtained by multiplying the amount of each dividend declared and paid by the Corporation on the Common Shares on a per share basis (excluding stock dividends, but including dividends which may be paid in cash or in shares at the option of the shareholder) by the number of Deferred Share Units recorded in the Outside Director's account on the record date for payment of any such dividend, by


  (ii) the Fair Market Value of a Common Share on the dividend payment date for such dividend.

9.   Adjustments and Reorganizations
     -------------------------------

     In the event of any stock dividend (other than a dividend which may be paid in cash or in shares at the option of the shareholder), stock split, combination or exchange of shares, merger, consolidation, recapitalization, amalgamation, plan of arrangement, reorganization, spin-off or other distribution (other than normal cash dividends) of assets of the Corporation to shareholders or any other change affecting the Common Shares, such adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change, shall be made with respect to the number of Deferred Share Units outstanding under the Plan.

10.  Termination as an Outside Director
     ----------------------------------

     At any time after the Termination of an Outside Director to whom Deferred Share Units have been credited under the Plan, but no later than the second to last business day in December of the first calendar year commencing after that Termination, on a day (the "Settlement Date") within such period to be determined by the Outside Director or his representative upon at least 10 days prior written notice to the Corporation, the Outside Director shall receive, in satisfaction of the number of Deferred Share Units credited to his account on the Settlement Date, a lump sum cash payment, net of any applicable withholdings, equal to the number of Deferred Share Units credited to his account as of the Settlement Date multiplied by the Fair Market Value of Common Shares on the Settlement Date. If no written notice is provided by the Outside Director to the Corporation prior to the last business day in December of the first calendar year commencing after the Termination, the Settlement Date will be deemed to be such last business day in December of such calendar year. An Outside Director shall not be entitled to require payment of any amount on account of Deferred Share Units credited to such Outside Director's account prior to Termination.

11.  Transferability of Deferred Share Units
     ---------------------------------------

     The rights and interests of an Outside Director in respect of the Deferred Share Units held in such Outside Director's account shall not be transferable or assignable other than
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by will or the laws of succession and then only to the legal representative of the Outside Director or a dependant or relation (as that term is interpreted for the purposes of paragraph 6801(d) of the Regulations under the Income Tax Act (Canada)).

12.  No Right to Service
     -------------------

     Neither participation in the Plan nor any action under the Plan shall be construed to give any Outside Director a right to be retained as a director of the Corporation.

13.  Unfunded Plan
     -------------

     The Plan shall be unfunded. The Corporation's obligation hereunder shall constitute a general, unsecured obligation, payable solely out of its general assets, and no Outside Director or other person shall have any right to any specific assets of the Corporation. The Corporation shall not segregate any assets for the purpose of funding its obligations with respect to Deferred Share Units credited hereunder. Neither the Corporation nor the Board shall be deemed to be a trustee of any amounts to be distributed or paid pursuant to the Plan. No liability or obligation of the Corporation pursuant to the Plan shall be deemed to be secured by any pledge of, or encumbrance on, any property of the Corporation or any affiliate of the Corporation.

14.  No Rights to Shares
     -------------------

     No Outside Director or other person shall have any claim or right to be issued Common Shares on account of Deferred Share Units credited to the account of such Outside Director pursuant to the Plan and under no circumstances shall Deferred Share Units entitle an Outside Director to exercise any voting rights or other rights attaching to the ownership of Common Shares.

15.  Withholding Taxes
     -----------------

     The Corporation shall be entitled to deduct any amount of withholding taxes and other withholdings from any amount paid or credited hereunder as required by law.

16.  Successors and Assigns
     ----------------------

     The Plan shall be binding on all successors and assigns of the Corporation and an Outside Director, including without limitation the estate of such Outside Director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Outside Director's creditors.

17.  Plan Amendment
     --------------

     The Board may, in its sole discretion and without the consent of any Outside Director (acting in his capacity as a participant in the Plan), amend the Plan at any time; provided, however, that no amendment shall reduce the number of Deferred Share Units credited to any Outside Director prior to such amendment.
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18.  Plan Termination
     ----------------

     The Board may, in its sole discretion and without the consent of any Outside Director (acting in his capacity as a participant in the Plan), terminate the Plan at any time by giving written notice thereof to each Outside Director. Following termination of the Plan, additional Deferred Share Units shall not be credited to the accounts of Outside Directors except pursuant to section 8 hereof. Notwithstanding termination of the Plan, all amounts distributable under the Plan shall be paid to the persons entitled thereto on the date on which distributions would have been made had the Plan not been terminated.

19.  Governing Law
     -------------

     The Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction and effect of each and every provision of the Plan shall be according to the laws of the Province of Ontario.


Adopted with effect on the Effective Date.